Exhibit 10.1

FOURTH  AMENDMENT  LOAN AGREEMENT
THIS FOURTH AMENDMENT TO LOAN AGREEMENT (this  "Amendment")  is  made  and  entered into as of February 7, 2017 (the "Effective Date"), by and  between  EDUCATIONAL  DEVELOPMENT CORPORATION, a Delaware corporation ("Borrower"), and MIDFIRST  BANK,  a federally charted savings association ("Lender").

BACKGROUND RECITALS

A.          Borrower and Lender are parties to that certain Loan Agreement dated as of December 1, 2015, as amended by that certain First Amendment to Loan Agreement dated as of March 10, 2016, as amended by that certain Second Amendment to Loan Agreement dated as of June 15, 2016, and as further amended by that certain Third Amendment to Loan Agreement dated as of June 28, 2016 (as amended, the "Loan Agreement"). Unless the context otherwise requires, capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings assigned to them in the Loan Agreement.

B.          Borrower failed to maintain a Debt to Worth Ratio not in excess of 3.50:1.00 as of November 30, 2016, which is a DTW Test Default in violation of Section 5.1(i) of the Loan Agreement (the "Specified Default"), which constitutes an Event of Default under the Loan Agreement. Borrower has requested that Lender waive the Specified Default and any consequences thereof.

C.          The Lender has agreed to waive the Specified Default and any consequences thereof, but only upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

l.          WAVIER OF SPECIFIED DEFAULT.
1.1.          Waiver. Subject to the terms of this Amendment, Lender hereby waives the Specified Default and any consequences thereof. This waiver is limited to the Specified Default, is only for the calculation period as of November 30, 2016, and does not extend to any other default or Event of Default that may have occurred or be continuing as of the Effective Date.
1.2.          No  Course  of  Dealing,  Strict  Compliance,  No  Prejudice.    Under  no  circumstance  does Lender's election to waive the Specified Default (i) modify the Loan Documents (except as expressly modified by this Amendment); (ii) establish a custom or course of dealing with respect to any of the Loan Documents or be construed as a waiver of Lender's insistence on strict compliance by Borrower with the terms and provisions of the Loan Documents; (iii) operate as a waiver of any existing or future default or Event of Default under the Loan Documents; (iv) entitle Borrower to any other or further notice or demand  whatsoever; (v) except as set forth in this Amendment, in any way modify, change, impair, affect, diminish   or release any of Borrower's obligations or liability under or pursuant to the Loan Documents or any other liability Borrower may have to Lender; or (vi) waive, limit or condition Lender's existing rights and remedies under the Loan Documents, all of which rights and remedies are expressly reserved except with respect to the Specified Default.
2.          PRICING.
2.1.          Definitions in Loan Agreement. The following definitions (a) to the extent already defined in Exhibit A of the Loan Agreement, are hereby amended in their entirety to read as follows, (b) to the extent not already defined in Exhibit A, are hereby added to Exhibit A of the Loan Agreement, to be inserted  in alphabetical  order, to read as follows:
"Adjusted Funded Debt to EBITDA Ratio" means, as of any date of determination, the ratio that Lender reasonably determines of  (i)  Borrower's  Funded  Debt  minus  the  Principal Term Amount (Lender's Note #1108135-100 and Note #1108135-102) to (ii)  Borrower's  EBITDA  on trailing 12-month  basis,  minus lease payments  received  by Borrower under the Hilti Lease during the same period.
"LIBOR Margin" means, for any day, a percentage per annum (expressed as basis points) as set forth below, based upon the Adjusted Funded Debt to EBITDA Ratio for the most recent fiscal quarter of Borrower:

Pricing Tier	Adjusted Funded Debt to EBITDA Ratio	LIBOR Margin (bQs)
I	> 3.25	362.50
II	> 2.75 but 3.25	350.00
III	> 2.25 but 2.75	337.50
IV	2.25	325.00
Any increase or decrease in the LIBOR Margin resulting from a change in the Adjusted Funded Debt to EBITDA Ratio for the most recent fiscal quarter of Borrower shall become effective not later than 30 days following the date a Compliance Certificate is delivered and confirmed by Lender; provided, however, that if Borrower fails to deliver a Compliance Certificate on or before the applicable Compliance Certificate Due Date, then Pricing Tier I shall apply as of the first Business Day after such Compliance Certificate Due Date and shall continue to apply until not later than 30 days following the date a Compliance Certificate is delivered and confirmed by Lender, whereupon the LIBOR Margin shall be adjusted based upon the Adjusted Funded Debt to EBITDA Ratio contained in such Compliance Certificate. The initial LIBOR Margin shall be determined based upon Pricing Tier IV until adjusted otherwise.
"Term Loan Principal Amount" means, at any point in time, that portion of the principal  balance of the Term Loan which is unpaid.
2.2.          Deleted Definition. Effective as of the Effective Date, the definition of "Funded Debt to EBITDA Ratio" is hereby deleted from the Loan Agreement.
3.          OTHER MODIFICATIONS TO LOAN AGREEMENT.
3.1.          Definitions. The following definitions appearing in Exhibit A of the Loan  Agreement  are hereby amended  in their entirety to read as follows:
"AFD Test Default" means that, as of the last day of any calendar month, the Adjusted Funded Debt to EBITDA Ratio is greater than 3.75:1.00.
"Compliance Certificate Due Date" means the 30th calendar day following the end of each calendar month. If the Compliance Certificate Due Date is on a day which is not a Business Day, then the Compliance Certificate Due Date will be the next Business Day.
"OCR Test Default" means that, as of the last day of any calendar month, the Debt Coverage Ratio is less than 1.25:1.00.
"Minimum Tangible Net Worth" means Borrower's tangible net worth as of February 28, 2017, Qlus 70% of the net profit (if positive) for each subsequent fiscal quarter, with each increase to be cumulative.
"TNW Test Default" means that, as of the last day of any fiscal quarter, Borrower's tangible net worth is less than the Minimum Tangible Net Worth.
3.2.          Deleted Definition. Effective as of the Effective Date, the definitions of "DTW Test Default" and "Debt to Worth Ratio" are hereby deleted from the Loan Agreement.

3.3.          Reporting.  Section 4.1(f) of the Loan Agreement is hereby amended in its entirety to read as follows:

(f)          Financial  Statements and other Reports.   Borrower shall deliver to Lender the below statements and reports on or before the below delivery deadline. Borrower shall also deliver to Lender any other information, reports or certificates as and when Lender requests.

Statement or Report	Frequency	Delivery Deadline
Borrower's audited annual financial statements	Annually	Within 90 days after each fiscal year ends
Borrower's monthly financial statements	Monthly	Within 30 days after each calendar month ends
Projections, prepared on a rolling 12-month basis, of inventory and compliance with financial covenants	Quarterly	Within 30 days after each quarter ends
Guarantor's balance sheet	Annually	Within 90 days after each fiscal year ends
Guarantor's personal financial statement	Annually	Within 90 days after each fiscal year ends
Audited annual financial statements of Hilti	Annually	Within 90 days after each fiscal year of Hilti
Confirmation of payment of rent by Hilti and CAM payments under Hilti Lease	Annually	Within 90 days after each anniversary of the Effective Date
Copies of filed federal income tax returns of Guarantor	Annually	Within 30 days after filing
All statements and reports must be in scope and detail reasonably satisfactory to Lender. During any Event of Default Period, Lender may require that all statements and reports be prepared, audited and certified (at Borrower's cost and expense) by an independent certified public accountant, acceptable to Lender. Each rent roll must, with respect to each of the Leases, contain: (i) each Tenant's name and address; (ii) rental amount; (iii) square footage of the premises; (iv) security deposit; (v) commencement date; (vi) termination date; (vii) date through which rent is paid; and (viii) the occurrence of any default. Each Guarantor balance sheet must include a detailed global schedule of all real estate interests, directly or indirectly, owned. Borrower shall provide Lender with such additional financial, management, or other information regarding any Borrower Party or the Property, as Lender may request. Upon Lender's request, Borrower shall deliver all items required by this Subsection in an electronic format or by electronic transmission reasonably acceptable to Lender.
3.4.          Dividends. Section 4. l(v) of the Loan Agreement is hereby amended in its entirety to read as follows:

(v)          Limitation on Dividends and Stock Buybacks.  Borrower shall not  declare, make or pay any dividend, distribution or stock buyback, or set apart any sum or any of its assets for the payment of any dividend, distribution or stock buyback.
3.5.          Accounts.   A new subsection (x) is hereby added to Section  4.1 of the Loan Agreement to read as follows:

(x)          Accounts.  Maintain its primary operating accounts with Lender and utilize Lender for its cash and treasury management services needs.

3.6.          Amended Event of Default. Section 5.l(i} of the Loan Agreement is amended in its entirety to read as follows:
(i)          TNW Test Default. A TNW Test Default occurs; or
3.7.          Additional Event of Default. A new subsection (m) is hereby added to Section 5.1 of the Loan Agreement to read as follows:
(m)          AFD Test Default. An AFD Test Default occurs.
3.8.          Notices. The notice address for Borrower set forth in Section 6.18 shall be the following: 5404 South 122nd East Avenue
Tulsa, OK 74146
Attn: Randall W. White, Chairman, President and CEO
3.9.          Replacement Compliance Certificate.   The  form  of  Compliance  Certificate  set  forth in Exhibit C of Loan Agreement is hereby replaced with Exhibit C-1 attached to this Amendment.
4.          CONDITIONS TO EFFECTIVENESS. This Amendment will be effective as of the Effective Date, but subject to satisfaction of each of the following conditions precedent:
4.1.          Execution of Amendment.  This Amendment shall  have  been  executed  by Borrower and delivered to Lender.
4.2.          Fee. Borrower shall have paid a non-refundable fee in the amount of $10,000.
4.3.          Legal Matters. All legal matters incident to this Amendment shall be satisfactory to Lender and its counsel.
5.          REPRESENTATIONS AND WARRANTIES.
5.1.          Reaffirmation. Borrower confirms that all representations and warranties made by it in the Loan Agreement and the other Loan Documents are, and as of the Effective Date will be, true and correct in all material respects, and all of such representations and warranties are hereby remade and restated as of the Effective Date and shall survive the execution and delivery of this Amendment.
5.2.          Additional Representations and Warranties.
(i)          Power; Transactional Authority; Enforceability. Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Amendment, and has taken all necessary action to authorize its execution, delivery and performance of this Amendment. Borrower has duly executed and delivered this Amendment. This Amendment constitutes Borrower's legal, valid and binding obligations, enforceable in accordance with the terms of the Loan Documents, as amended by this Amendment, subject to (i) the effect of any Applicable Bankruptcy Law, or (ii) general principles of equity.
(ii)          No Violation; No Consent. Borrower's execution, delivery and performance of this Amendment, and compliance with the terms and provisions of the Loan Documents, as amended by this Amendment, will not (i) contravene any Applicable Law, (ii) conflict or be inconsistent with or result in any breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the Property or Borrower's other assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which Borrower or any of the Property or Borrower's other assets is bound or may be subject, or (iii) violate any term of Borrower's certificate of incorporation or other documents and agreements governing Borrower's existence, management or operation. Borrower is not required to obtain the consent of any other party, including any Governmental Authority, in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, as amended by the Amendment Documents.

(iii)          Financial Matters. Each Borrower Party financial statement previously delivered to Lender was prepared in accordance with GAAP and completely, correctly and fairly present the financial condition and the results of operations of each Borrower Party on the date and for the period covered by the financial statements. All other reports, statements and other data that any Borrower Party furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any fact or circumstance necessary to ensure that the statements are not misleading. Each Borrower Party (i) is solvent, (ii) is not bankrupt, and (iii) has no outstanding liens, suits, garnishments, bankruptcies or court actions which may render such Borrower Party insolvent or bankrupt. Since the date of the last financial statements each Borrower Party delivered to Lender, no event, act, condition or liability has occurred or exists, which has had, or may reasonably be expected to have, a material adverse effect upon (A) such Borrower Party's business, condition (financial or otherwise) or operations, or (8) such Borrower Party's ability to perform or satisfy, or Lender's ability to enforce, any of the Indebtedness.
(iv)          Litigation. There are no suits or proceedings (including condemnation) pending or (to Borrower's knowledge, after reasonable inquiry) threatened against or affecting any Borrower Party or the Property or involving the validity, enforceability or priority of any of the Loan Documents. Borrower has not received notice from any Governmental Authority alleging that any Borrower Party or the Property is violating any Applicable Law.
(v)          No Default. No Event of Default currently exists or would exist after giving effect to the transactions contemplated by this Amendment.
6.          MISCELLANEOUS.
6.1.          Effect of Amendment The terms of this Amendment shall be incorporated into and form a part of the Loan Agreement. Except as expressly amended, modified and supplemented by this Amendment, the Loan Agreement shall continue in full force and effect in accordance with its original stated terms, all of which are hereby reaffirmed in every respect as of the Effective Date. In the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Loan Agreement, the terms of this Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Amendment. All references to the Loan Agreement appearing in any of the Loan Documents shall hereafter be deemed references to the Loan Agreement as amended, modified and supplemented by this Amendment.
6.2.          No Course of Dealing: Past Acceptance. This Amendment shall not establish a course of dealing or be construed or relied upon as evidence of any willingness on Lender's part to grant any future consent or amendment, should any be requested. Lender acknowledges that Lender and its agents in the past may have accepted, without exercising the remedies to which Lender was entitled, payments and performance by Borrower that constituted Events of Default under the Loan Documents. Borrower acknowledges that no such acceptance or grace granted by Lender or its agents in the past, or Lender's agreement to the modifications evidenced hereby, has in any manner diminished Lender's right in the future to insist that Borrower Parties strictly comply with the terms of the Loan Documents, as modified by the terms of this Amendment Furthermore, Borrower specifically acknowledges that any future grace or forgiveness of any Events of Default shall not constitute a waiver or diminishment of any right of Lender with respect to any future Event of Default, whether or not similar to any Event of Default with respect to which Lender has in the past chosen, or may in the future choose, not to exercise all of the rights and remedies granted to it under the Loan Documents.
6.3.          Release. Borrower hereby releases, remises, acquits and forever discharges Lender and any co-lender or loan participant, together with their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, liens, debts, claims, counterclaims, defenses, demands, liabilities, obligations, damages and expenses of any and every character (collectively, "Claims"), known or unknown, direct or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the Effective Date, and in any way directly or indirectly arising out of or in any way connected to this Amendment or the other Loan Documents, or any of the transactions associated therewith, or the Property, including specifically but not limited to claims of usury, lack of consideration, fraudulent transfer and lender liability, that it now has or may hereafter have against any Released Party, and hereby agrees to indemnify and hold harmless Lender and each other Released Party for all Claims that any Person may bring against any such Released Party that arise under or in connection with the Loan Agreement based on facts existing on or before the Effective Date. THE FOREGOING RELEASE INCLUDES ACTIONS AND CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES AND EXPENSES ARISING AS A RESULT OF THE NEGLIGENCE OR STRICT LIABILITY OF ONE OR MORE OF THE RELEASED PARTIES.
6.4.          Ratification and Affirmation. Borrower hereby acknowledges the terms of this Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect.
6.5.          No Modification. This Amendment along with the Loan Documents supersedes and merges all prior and contemporaneous promises and agreements. No modification of this Amendment or any other Loan Document, or any waiver of rights under any of the foregoing, shall be effective unless made by supplemental agreement, in writing, executed by the Parties. The Parties further agree that the Loan Agreement, as amended by this Amendment, may not in any way be explained or supplemented by a prior, existing or future course of dealings between the Parties or by any prior, existing, or future performance between the Parties pursuant to this Amendment, the Loan Agreement or otherwise.
6.6.          Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and will not affect the scope or meaning of the sections of this Amendment
6.7.          Applicable Law. The Amendment Documents and the rights and obligations of Borrower and Lender are in all respects governed by, and construed and enforced in accordance with the Governing Law (without giving effect to its principles of conflicts of law), except for those terms of the Security Instruments pertaining to the creation, perfections, validity, priority or foreclosure of the liens or security interests on the Property located within the State, which terms will be governed by, and construed and enforced in accordance with the laws of the State (without giving effect to its principles of conflicts of law).
6.8.          Counterparts; Miscellaneous. This Amendment may be executed in any number of counterparts with the same effect as if all signers executed the same instrument. All counterparts of this Amendment must be construed together and will constitute one instrument This Amendment is a Loan Document Time is of the essence with respect to this Amendment. The Parties acknowledge and confirm that each of their respective attorneys has participated or has had the opportunity to participate jointly in the review and revision of this Amendment and that it has not been written solely by counsel for one party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting Party will not favor either Party against the other. The terms and provisions of this Amendment are binding upon and inure to the benefit of the Parties and their successors and assigns.
6.9.          Reimbursement of Expenses. Borrower agrees to pay or reimburse Lender for all reasonable out-of-pocket expenses, including Attorneys' Fees, incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and the other Amendment Documents and the consummation of the transactions contemplated hereby.
[REMAINDER  OF PAGE  LEFT INTENTIONALLY  BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the Effective Date.

Borrower:	EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation

By: /s/ Randall W. White
Name: Randall W. White
Title: Chairman, President and CEO

BORROWER'S SIGNATURE PAGE TO
FOURTH AMENDMENT TO LOAN AGREEMENT

Lender:	MIDFIRST BANK, a federally chartered savings association

By: /s/ Mark Short
Name: Mark Short
Title: Senior Vice President

LENDER'S SIGNATURE PAGE
TO
FOURTH AMENDMENT TO LOAN AGREEMENT